EXHIBIT 99.1

NEWS RELEASE

For More Information Contact:	For Release December 1, 2004
Graham Painter, Corporate Communications 713-507-2770

Allen D. Brown named Regional CEO at Sterling Bank

HOUSTON, Texas — Sterling Bank today announced that long-time Houston banker Allen D. Brown has joined the bank as Regional CEO. He will oversee Sterling Bank’s Wealth Management, International Banking, Small Business Administration Lending and Energy Lending departments.

“We’re delighted that Allen is joining our team,” said Sterling Bank President and Chief Executive Officer J. Downey Bridgwater. “His experience and his reputation for creativity and customer focus will fit perfectly with our organization and strengthen the important areas he oversees.”

Brown most recently served as CEO of Metrobank, N.A., and president of Metrocorp Bancshares, Inc., a Houston-based bank holding company. A graduate of Mississippi State University and holder of an MBA from Vanderbilt University, Brown started his banking career at Continental Illinois Bank & Trust in Chicago. He served in executive positions at First National Bank & Trust of Oklahoma City, First Interstate Bank in Oklahoma City and in Texas, and as president and CEO of Redstone Bank and Northwest Bank for the Redstone Companies.

A former Peace Corps volunteer, Brown continues to maintain close ties to his community. He presently serves as Chairman of the Board of the Sam Houston Area Council of the Boy Scouts of America, and is on the Executive Board of the Boy Scouts’ Southern Region. He is also Chairman of the Strake Jesuit Preparatory School Board and serves on various committees of the United Way of the Texas Gulf Coast.

Sterling Bank, with assets of $3.2 billion, operates 36 banking offices in the Houston, San Antonio, and Dallas metro areas. The bank focuses on serving businesses, has been named to Fortune Magazine’s list of the 100 best places to work in America in 2003 and 2004, and is a recipient of the American Society for Training & Development’s BEST Award. The bank is a wholly-owned subsidiary of Sterling Bancshares, Inc. Sterling Bancshares’ common stock is traded through the Nasdaq National Market System under the symbol SBIB. For more information, please visit the company’s web site at www.banksterling.com.

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